   As filed with the Securities and Exchange Commission on December 16, 1997
                                                      Registration No. 333-33321


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          -----------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  DYNAGEN, INC.
             (Exact name of Registrant as specified in its charter)
                          -----------------------------

        DELAWARE                                    2830                      04-3029787
(State or other jurisdiction of         (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)          Classification Code Number)        Identification No.)

                                 99 Erie Street
                         Cambridge, Massachusetts 02139
                                 (617) 491-2527

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           DR. INDU A. MUNI, President
                                  DynaGen, Inc.
                           Riverside Technology Center
                          840 Memorial Drive, 4th Floor
                         Cambridge, Massachusetts 02139
                                 (617) 491-2527

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                              JOHN M. HESSION, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                                High Street Tower
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box./ /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box./x/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ / ___________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ / ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following./ /

         In accordance with Rule 416 under the Securities Act, this Registration Statement also covers such indeterminate number of additional shares of the Registrant's Common Stock, $.01 par value, as may become issuable upon conversion of the Registrant's Series A Preferred Stock, $.01 par value per share (the "Series A Stock"), or the Registrant's Series B Preferred Stock, $.01 par value per share (the "Series B Stock"), to prevent dilution resulting from stock splits, stock dividends or similar transactions or by reason of changes in conversion price of the Series A Stock or Series B Stock in accordance with the terms thereof.

                                     PART I


         Part I of this Registration Statement has been intentionally omitted because this Post-Effective Amendment No. 1 does not effect any changes to the Prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an estimate of the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation:

Registration Fee -- Securities and Exchange Commission.....  $   3,702
Nasdaq SmallCap Market additional listing fee..............      7,500
Boston Stock Exchange additional listing fee...............      5,000
Blue Sky Fees and Expenses.................................      1,000
Accounting Fees and Expenses...............................      2,000
Legal Fees and Expenses....................................     30,000
Transfer Agent Fees and Expenses...........................      1,000
Miscellaneous..............................................      4,798
                                                                 -----
         TOTAL.............................................  $  55,000
                                                                ======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         (a        THE COMPANY IS A DELAWARE CORPORATION. SECTION 145 OF THE
DELAWARE GENERAL CORPORATION LAW, AS AMENDED, PROVIDES IN REGARD TO INDEMNIFICATION OF DIRECTORS AND OFFICERS AS FOLLOWS:

         "(a)      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (included attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person."

         (b) ARTICLE 9 OF THE COMPANY'S CERTIFICATE OF INCORPORATION CONTAINS THE FOLLOWING PROVISION RELATING TO THE INDEMNIFICATION OF DIRECTORS AND OFFICERS:

         "To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

         (c) ARTICLE VII OF THE COMPANY'S BY-LAWS CONTAINS THE FOLLOWING PROVISIONS RELATING TO INDEMNIFICATION OF OFFICERS AND DIRECTORS:

         "Reference is made to Section 145 and any other relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, indemnify the Indemnitees, and each of them in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification with respect to any situation covered under this sentence, (i) the Corporation shall promptly make or cause to be made, by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful."

ITEM 16. EXHIBITS.

         The following exhibits, required by Item 601 of Regulation S-K, are filed as a part of this Registration Statement. Exhibit numbers, where applicable, in the left column correspond to those of Item 601 of Regulation S-K.

Exhibit No.                    Item and Reference

     4a     -- Specimen Common Stock Certificate (filed as Exhibit 4a to the
               Company's Registration Statement on Form S-18, No. 33-31836-B and incorporated by reference).

     4b     -- Certificate of Designations, Preferences and Rights of Series A
               Preferred Stock of the Company (filed as Exhibit 4.13 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4c     -- Form of Securities Purchase Agreement among the Company and the purchasers of Series A Preferred Stock (filed as Exhibit 4a to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and incorporated by reference).

     4d     -- Registration Rights Agreement dated June 16, 1997 among the
               Company and certain purchasers of Series A Preferred Stock (filed as Exhibit 4.15 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4e     -- Form of Common Stock Purchase Warrant issued by the Company to the purchasers of Series A Preferred Stock (filed as Exhibit 4.16 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4f     -- Certificate of Designations, Preferences and Rights of Series B
               Preferred Stock of the Company (filed as Exhibit 4.17 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4g     -- Securities Purchase Agreement dated June 17, 1997 between the
               Company and Julius Baer Securities Inc. as agent for certain non-U.S. persons (filed as Exhibit 4.18 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4h     -- Registration Rights Agreement dated June 17, 1997 between the
               Company and Julius Baer Securities Inc. as agent for certain non-U.S. persons (filed as Exhibit 4.19 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4i     -- Bridge Financing Purchase Agreement dated June 16, 1997 between the Company and Coutts & Co. AG (filed as Exhibit 4.12 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

     4j     -- Master Registration Rights Agreement dated August 6, 1997 among the Company and certain purchasers of Series A Preferred Stock (filed as Exhibit 4b to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and incorporated by reference).

     5      -- Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith).

     23a    -- Consent of Wolf & Company, P.C. dated November 25, 1997
               (previously filed on November 26, 1997).

     23b    -- Consent of Grant Thornton LLP dated November 25, 1997 (previously filed on November 26, 1997).

     23c    -- Consent of Feldman Radin & Co., P.C. dated November 25, 1997
               (previously filed on November 26, 1997).

     23d    -- Consent of Testa, Hurwitz & Thibeault, LLP (see Exhibit 5).

     24     -- Power of Attorney empowering Dhananjay G. Wadekar and Indu A.
               Muni and each of them to execute this Registration Statement (previously filed).

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (c) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A, and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h), under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (d) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cambridge, Commonwealth of Massachusetts on December 12, 1997.

                                    DYNAGEN, INC.


                                    By: /s/ DHANANJAY G. WADEKAR
                                        ------------------------
                                        Dhananjay G. Wadekar
                                        Chairman of the Board and
                                        Executive Vice President

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name                            Capacity                                    Date


/s/ Dhananjay G. Wadekar        Chairman of the Board, Executive            December 12, 1997
------------------------        Vice President and Director
Dhananjay G. Wadekar


        *                       President, Chief Executive Officer,         December 12, 1997
------------------------        Treasurer, (Principal Executive,
Dr. Indu A. Muni                Financial and Accounting Officer)
                                and Director


        *                       Senior Vice President --                    December 12, 1997
------------------------        Technology and Director
Dr. F. Howard Schneider


        *                       Director                                    December 12, 1997
------------------------
Steven Georgiev

                                Director
------------------------
Dr. Michael Sorell


* By: /s/ Dhananjay G. Wadekar
      ------------------------
      Dhananjay G. Wadekar
      Attorney-in-Fact

                                INDEX TO EXHIBITS

Exhibit
Number                        Description of Exhibit


   4a Specimen Common Stock Certificate (filed as Exhibit 4a to the Company's Registration Statement on Form S-18, No. 33-31836-B and incorporated by reference).

   4b Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company (filed as Exhibit 4.13 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4c Form of Securities Purchase Agreement among the Company and the purchasers of Series A Preferred Stock (filed as Exhibit 4a to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and incorporated by reference).

   4d Registration Rights Agreement dated June 16, 1997 among the Company and certain purchasers of Series A Preferred Stock (filed as Exhibit 4.15 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4e Form of Common Stock Purchase Warrant issued by the Company to the purchasers of Series A Preferred Stock (filed as Exhibit 4.16 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4f Certificate of Designations, Preferences and Rights of Series B Preferred Stock of the Company (filed as Exhibit 4.17 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4g Securities Purchase Agreement dated June 17, 1997 between the Company and Julius Baer Securities Inc. as agent for certain non-U.S. persons (filed as Exhibit 4.18 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4h Registration Rights Agreement dated June 17, 1997 between the Company and Julius Baer Securities Inc. as agent for certain non-U.S. persons (filed as Exhibit 4.19 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4i Bridge Financing Purchase Agreement dated June 16, 1997 between the Company and Coutts & Co. AG (filed as Exhibit 4.12 to the Company's Current Report on Form 8-K dated June 18, 1997 and incorporated by reference).

   4j Master Registration Rights Agreement dated August 6, 1997 among the Company and certain purchasers of Series A Preferred Stock (filed as Exhibit 4b to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997 and incorporated by reference).

   5 Legal Opinion of Testa, Hurwitz & Thibeault, LLP (filed herewith).

   23a Consent of Wolf & Company, P.C. dated November 25, 1997 (previously filed on November 26, 1997).

   23b Consent of Grant Thornton LLP dated November 25, 1997 (previously filed on November 26, 1997).

   23c Consent of Feldman Radin & Co., P.C. dated November 25, 1997 (previously filed on November 26, 1997).

   23d         Consent of Testa, Hurwitz & Thibeault, LLP (see Exhibit 5).

   24          Power of Attorney empowering Dhananjay G. Wadekar and Indu A.
               Muni and each of them to execute this Registration Statement (previously filed).